Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

American Clean Resources Group, Inc. (the “Company” or “we” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, our common stock, par value $0.001 per share (the “common stock”).

Description of Common Stock

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the “articles of incorporation”) and our Amended and Restated Bylaws (the “bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our articles of incorporation, our bylaws and the applicable provisions of the Nevada Revised Statutes (the “NRS”) for additional information.

Authorized Share Capital. The Company’s authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share.

Voting. Holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors.

Dividend Rights. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for this purpose.

Liquidation Preferences. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive on a proportional basis any assets remaining available for distribution after payment of our liabilities.

Other Terms. Holders of common stock have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock. All outstanding shares of the common stock are fully paid and non-assessable.

Listing

Our shares of common stock are traded on the OTC Markets of the over-the-counter market under the symbol “ACRG”.